Exhibit 99.1

Apco Argentina
Nasdaq: APAGF
Date:      March 11, 2008
Apco Argentina Reports Net Income for 2007
     TULSA, Okla. — Apco Argentina Inc. (NASDAQ:APAGF) today announced 2007 net income of $31.3 million, compared with 2006 net income of $40.1 million. The decrease is primarily due to higher operating costs and expenses and lower equity income from Argentine investments.
     The higher costs and expenses were driven by increases in operating expense, depreciation, depletion and amortization, and greater Argentine taxes other than income due to export taxes related to Apco’s interests on the island of Tierra del Fuego. These variances more than offset the favorable effects of increased oil sales volumes and higher natural gas and LPG sales prices for 2007 compared with 2006.
     “Although we were able to increase oil production volumes year-to-year, increases in oil price realizations in Argentina did not keep pace with increases in the international market. The trend of increasing unit costs coupled with a flattening of oil price realizations affected our operating margins in 2007,” said Ralph Hill, Apco’s chairman and chief executive officer.
     “Despite these factors, our 2007 results represent the second highest we’ve ever reported. This speaks to the quality of our assets that together with our excellent financial health should help position us to take advantage of future growth opportunities that present themselves both in and outside of Argentina,” Hill added.
     Operating expense increased by $4 million compared with 2006. The increase is due to a combination of factors. Oil and total fluid volumes lifted and the number of wells in operation have continued to grow as a result of drilling activities. This factor has resulted in greater costs associated with rod pump operations.
     In addition, the company performed more well workovers in 2007 than the prior year and incurred higher costs associated with facility maintenance and upgrades. Unit costs rose as a result of wage increases negotiated with labor unions and higher rates charged by field service companies.
     Depreciation, depletion and amortization rose by $1.3 million compared with 2006. The increase is due to higher production volumes combined with increased capital additions.
     Argentine taxes other than income increased significantly compared with 2006 due to a new law that imposed export taxes on hydrocarbon exports from Tierra del Fuego. This tax began to impact the company in late 2006.
     Equity income from Argentine investments decreased by $5 million compared with 2006. The decrease in equity income is due to a decrease in the net income of Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee.

     Petrolera’s decrease in net income is primarily a result of higher costs and expenses attributable to operations in Entre Lomas. Additionally, Petrolera had expenses in 2007 for new operations that did not exist in prior periods that include exploration expenses related to Agua Amarga and Bajada del Palo, and interest expense from a bank line of credit opened in 2007.
     Compared with 2006, Apco’s operating revenues increased by $3.7 million primarily from increased oil and natural gas sales volumes attributable solely to its consolidated interests.
     Oil, natural gas and LPG sales volumes for the combined consolidated and equity interests totaled 2.488 million barrels, 6.7 bcf and 18.5 thousand tons, compared with 2.403 million barrels, 6.7 bcf and 20 thousand tons during 2006.
     Crude oil, natural gas and liquefied petroleum gas (LPG) sales prices for the combined consolidated and equity interests averaged $43.16 per barrel, $1.50 per mcf and $448.47 per ton, compared with $43.29 per barrel, $1.36 per mcf and $411.92 per ton during 2006.
     The company ended the year with $47.1 million in cash, cash equivalents and short-term investments and without long-term debt.
Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

	2007	2006
Three months ended December 31
Operating Revenue	16,994	14,426
Investment Income	3,533	5,661
Net income	6,397	8,630
Per share*	0.22	0.29

Twelve months ended December 31
Operating Revenue	61,654	57,952
Investment Income	19,732	24,406
Net income	31,349	40,062
Per share*	1.06	1.36

*	All per share amounts have been adjusted to reflect the four-for-one share split effected in the fourth quarter of 2007.
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in seven oil and gas concessions and two exploration permits in Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2570

Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; our reliance on a relatively small group of customers; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available from our offices or at www.sec.gov.
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